UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 9, 2015 (October 8, 2015)
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ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (720) 872-5000
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Amendment to Agreement to Retire Outstanding Senior Secured Convertible Notes.

As previously disclosed, on September 4, 2015, Ascent Solar Technologies, Inc. (the “Company”) entered into a Cancellation and Waiver Agreement (the “Cancellation Agreement”), between the Company and an institutional investor (the “Holder”). Pursuant to the Cancellation Agreement, the Company had agreed to retire all $21.2 aggregate principal amount of its currently outstanding Senior Secured Convertible Notes (the “Outstanding Notes”).

Pursuant to the terms of the Cancellation Agreement, on September 4, 2015 the Company retired approximately $14.9 million aggregate principal amount of Outstanding Notes in exchange for a payment of approximately $18.8 million. A $6.3 million portion of Outstanding Notes currently remains outstanding.

Pursuant to the terms of the Cancellation Agreement, the Company was scheduled to make a payment of approximately (i) $2.4 million on October 19, 2015 in order to retire an additional $2.4 million aggregate principal amount of currently Outstanding Notes, and (ii) $3.9 million on December 4, 2015 in order to retire the remaining $3.9 million aggregate principal amount of currently Outstanding Notes.

On October 8, 2015, the parties entered into Amendment No. 1 (the “Amendment”) to the Cancellation Agreement. The Amendment provides that:

•	The Company will not make the October 19 payment to retire the $2.4 million portion of the Outstanding Notes.

•
The December 4 payment has been modified. The Company now has agreed instead to make a payment of $2.8 million on December 20, 2015 in order to retire a $2.8 million aggregate principal amount portion of currently Outstanding Notes,

•
An approximate $3.5 million portion of the currently Outstanding Notes has been reinstated. This $3.5 million portion of the Outstanding Notes shall remain outstanding with all its current and existing rights and terms including, without limitation, existing rights of conversion and redemption.

The Company has begun activities related to securing additional financing through strategic or financial investors that would be provide funds sufficient to pay the December 20 payment referred to above and to provide ongoing working capital for the Company’s operations. There is no assurance that the Company will be able to raise such additional capital on acceptable terms or at all.

There will be no further issuances of the Company’s common stock in connection with payments on or conversions of the $2.8 million portion of the Outstanding Notes so long as the Company does not default in making the required payment on December 20, 2015. If the Company does not make such payment, then the $2.8 million uncancelled portion of the Outstanding Notes would continue to remain outstanding with substantially all of its current existing terms and conditions.

Amendment to Agreement to Right to Receive Common Stock.

In addition, the Amendment amends certain terms of the July 21, 2015 Amendment and Exchange Agreement (the “Exchange Agreement”), between the Company and the Holder and the related Right to Receive Common Stock dated July 21, 2015 (the “Right”).

The Right obligated the Company to issue to the Holder (without the payment of any additional consideration) an aggregate of 8.3 million shares of Common Stock to the Holder. To date, 1.5 million of such shares of Common Stock have been issued to the Holder. The remaining 6.8 million share portion of the Right had not been exercisable until November 22, 2015. In addition, the Holder had generally agreed to limit sales of the remaining 6.8 million shares to approximately 1.1 million shares during any 30-day period.

In the Amendment, the parties agreed to eliminate such exercise and sale limitations. The remaining 6.8 million share portion of the Right is now currently exercisable and such shares will not be subject to such previous contractual restrictions on sales.

The foregoing description of the Amendment is a summary and is qualified in its entirety by reference to the document, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit Number	Description

	10.1	Amendment No. 1 dated October 8, 2015 to Cancellation and Waiver Agreement dated September 4, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

October 9, 2015	By:	/s/ Victor Lee
Name: Victor Lee
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Amendment No. 1 dated October 8, 2015 to Cancellation and Waiver Agreement dated September 4, 2015